Exhibit 99.1

Accelera Innovations Inc. Secures $200 Million USD Equity Investment Agreement

For Immediate Release, October 23, 2013

 Accelera Innovations, Inc. a Chicago-based healthcare software-as-a-service provider (the “Company”) today announced it has entered into a Standby Equity Purchase Agreement (“Investment Agreement”) with Lambert Private Equity, LLC, (the “Investor”).  Pursuant to the Investment Agreement, the Investor committed to purchase, subject to certain restrictions and conditions, up to $200,000,000 of the Company’s common stock, over a period of 36 months from the first trading day following the effectiveness of the registration statement registering the resale of shares purchased by the Investor pursuant to the Investment Agreement (Equity Line).

"This new equity line facility gives us a flexible and inexpensive access to capital to support our growth initiatives." said John Wallin, President and Chief Executive Officer of the Company. "By demonstrating access to capital it allows us to be opportunistic in accessing additional capital to continue to focus on the execution of our business plan sending a clear and positive message to our potential clients and financial stakeholders".

The Company may draw on the facility from time to time, as and when it determines appropriate in accordance with the terms and conditions of the Investment Agreement.  The maximum amount that the Company is entitled to put to the Investor in any one draw down notice is no more than $2,000,000 and not exceeding 285,710 shares.  In addition, the Investor will not be obligated to purchase shares if the Investor’s total number of shares beneficially held at that time would exceed 4.99% of the number of shares of the Company’s common stock.

As an inducement to Investor to enter in to the Investment Agreement and as consideration for the Investor making the investment the Investor received 285,710 shares of common stock and an warrant/option to purchase from the Company up to a total of 14,287,710 shares of the Company’s common shares at the price of the lesser of (a) $7.00 or (b) 110% of the lowest daily VWAP for the common stock as reported by Bloomberg during the thirty (30) trading days prior to the date the Investor exercised the Warrant prior to 5:00pm New York time on September 3, 2018 the expiration date. Additional details are available in the Company's SEC filing on Form 8-K filed October 10, 2013.

The Company currently has an effective registration statement excluding the equity line shares to sell 5,000,000 registered shares of the Company’s common stock at $7.00 per share and has filed a formal application with the NASDAQ Capital Market to have its shares listed. Additionally, the Company has reserved the NASDAQ ticker symbol “ACCI” in anticipation of meeting the NASDAQ Capital Market listing requirement.

About Accelera
Accelera, offers cloud based software-as-a-service solutions to the healthcare industry that includes technology and services  to providers and payers such as the hospitals, medical offices, medical insurance companies, ACOs, Patient Centered Medical Homes, and PSN’s who are seeking to create an interoperable technology platform that is patient-centric. Accelera’s solution includes a complete suite of integrated applications for Electronic Medical Records, Practice Management, Patient Portals, Health Information Exchanges, Accountable Care Organization, Hospital Information Systems, a security platform that acknowledges the immediate separation of data if a breach takes place and the ability for a provider or payer to provide a tool to manage chronic disease. The Accelera solution is designed to improve patient care, reduce costs, eliminate redundant data entry, improve operational efficiency, but most importantly, bring together long term needs of the caregivers and is intended to satisfy the business requirements of the healthcare enterprise.

http://www.accelerainnovations.com/

About Lambert Private Equity LLC
Lambert Private Equity LLC invests, through its unique equity and equity-linked structures, in publicly traded companies around the globe. Lambert focuses on equity investments in public companies as well as private companies that will be listed on a securities exchange within six months of a funding commitment. Lambert Private Equity LLC has no outside investors and is considered a private group run by its principals, similar to a merchant bank that invests its own capital and as such is seeking capital appreciation through the identification and funding of growth companies.

Forward Looking Information
Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

For further information please contact: 866-920-0758